WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Exhibit No. 27

ENCORE COMPUTER CORPORATION
Financial Data Schedule
(Unaudited)
(in thousands)
For the six months ended June 29, 1997

 Cash and cash items                            3,155
 Marketable securities                              0
 Notes and accounts receivable-trade            8,956
 Allowances for doubtful accounts                -947
 Inventory                                      9,475
 Total current assets                          21,990
 Property, plant and equipment                 80,062
 Accumulated depreciation                     -49,653
 Total assets                                  53,826
 Total current liabilities                     85,669
 Bonds, mortgages and similar debt                566
 Preferred stock mandatory redemption               0
 Preferred stock no mandatory redemption           49
 Common stock                                     376
 Other stockholders' equity                   -33,246
 Total liabilities & equity                    53,826
 Sales of tangible products                     7,594
 Total revenues                                15,687
 Cost of tangible goods sold                   13,298
 Total costs applicable to revenues            21,852
 Other costs and expenses                       1,163
 Provision for doubtful accounts and notes        408
 Interest and amortization of debt discount     2,754
 Income before taxes and other items          -39,660
 Income tax expense                               167
 Income/loss from continuing operations       -39,827
 Discontinued operations                            0
 Extraordinary items                                0
 Cumulative effect of accounting changes            0
 Net income or loss                           -39,827
 Earnings per share-primary                     -1.21
 Earnings per share-fully diluted               -0.21



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